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EXHIBIT NO. 99.1: Press release of Alcan Aluminium Limited, dated January 10, 2001.

Press Release
------------------------------------------------------------------- [ALCAN LOGO]

FOR IMMEDIATE RELEASE
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                 ALCAN BOARD OF DIRECTORS NAMES TRAVIS ENGEN AS
                         PRESIDENT & CEO OF ALCAN INC.

MONTREAL, CANADA - FEBRUARY 26, 2001 - The members of the Board of Directors of Alcan (NYSE, TSE: AL) are pleased to announce today the appointment of Mr. Travis Engen as President and CEO of Alcan Inc. This appointment is effective as of March 12, 2001.

In making this announcement, Dr. John Evans, Chairman of the Board, expressed the unanimous support of the Directors for this appointment.

"Travis Engen is a proven international business leader," said Dr. Evans. "He not only brings to the leadership of Alcan a solid record of business achievement, a knowledge of manufacturing and a reputation for nurturing successful customer relationships, he has also gained a solid appreciation of Alcan's global business from his service as a member of the Alcan Board."

Travis Engen is currently the chairman and chief executive of ITT Industries. He joined the company in 1985 as president and general manager of ITT Avionics. He was selected as ITT Industries' first chief executive in June 1995 when the ITT Corporation Board of Directors voted to split the company into three independent, publicly-held entities. Mr. Engen has served on Alcan's Board of Directors since 1996.

"Sometimes you are fortunate enough to find the optimal choice in record time and close to home," Dr. Evans continued.

In accepting the appointment, Mr. Engen indicated he looked forward to working with his Alcan colleagues to help lead the Company through the challenges of growth and value creation.

"It is Alcan's managers and employees who have made the Company an international success. For the past five years, I have worked closely with many of my colleagues at Alcan. I now look forward to meeting investors, clients, suppliers and other employees as I assume my responsibilities as President and CEO," Mr. Engen said. "Together we will achieve the great potential this company has to be an investment of choice and a company in which our employees can increasingly feel proud."

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The Board also expressed its thanks to Mr. Bill Blundell who has served as
Interim President and CEO since January 10, 2001 and who will continue to assist in this capacity until Travis Engen takes office in March.

"Bill has, in our opinion, maintained Alcan's momentum through this transition and made decisions in keeping with the Company's strategic direction. Alcan is indeed fortunate to have Bill on its Board," stated Dr. Evans.

Alcan is a multinational, market-driven, organization and a global leader in aluminum and packaging with annual revenues of approximately US$13 billion. Alcan maintains a low-cost position in primary aluminum, has advanced aluminum fabrication facilities and has a US$3 billion global flexible and specialty packaging business. Alcan employs 53,000 people and has operations in 40 countries.

MEDIA CONTACT:                      John Gardner (Europe)
                                    41 1 386 2155

                                    Marc Osborne
                                    +1 (514) 848-1342


INVESTOR CONTACT:                   Michael Hanley
                                    +1 (514) 848-8368


N.B.: A photo of Travis Engen will be available on Alcan's Web site at www.alcan.com

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